Exhibit 10.2

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment) dated as of June 25, 2026 is entered into among (a) Teyame AI Holdings Inc, a Delaware corporation (“Buyer”) and wholly owned subsidiary of Healthcare Triangle, Inc, a Delaware corporation (“Parent”), (b) Parent, (c) Teyame AI LLC, a St Kitts and Nevis corporation (the “Intermediary Seller”), (d) CH 109, S.L, a company incorporated in Spain (the “CH 109”) and (e) Ivan Montero Rebato (“Rebato”) (f) Maria Luisa Sanchez Fernandez (“Fernandez” and together with CH 109 and Rebato, the “Original Sellers”). Buyer, Parent and the Intermediary Seller are hereinafter collectively referred to as the “Parties” and individually as a “Party.

WHEREAS, the Parties have entered into that certain Share Purchase Agreement, dated as of January 22, 2026 (the “Original Share Purchase Agreement”); and

WHEREAS, the Parties hereto desire to add and amend certain provisions to the Original Share Purchase Agreement; and

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings assigned to them in the Original Share Purchase Agreement.

2. Amendments to the ATA.

(a)	Amendment to Section 1.01(a)(iv). Section 1.01(a)(iv) of the Original Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“iv. Twelve Million Dollars ($12,000,000) of restricted common stock (the “Common Stock Consideration”) of the Parent and eighteen thousand (18,000) shares of a series of the Parent’s preferred stock (the “Preferred Stock”) with a stated value of one thousand dollars ($1,000) per share and each share of Preferred Stock convertible into 430.21 shares of common stock of the Parent at the option of the Parent. The Preferred Stock will be issued as of June 26, 2026 and will not be convertible into common stock of the Parent until Shareholder Approval has been obtained. Notwithstanding anything to the contrary stated above, to the extent that the issuance of the Common Stock Consideration would require the Parent to issue shares of its common stock that is in excess of 19.99% of the number of shares of its common stock outstanding immediately prior to issuance, then on the Closing Date, the Intermediary Seller will receive shares of common stock of the Parent equal to 19.99% of outstanding amount and a pre-funded warrant (“PFW”) of the Parent that has a number of underlying shares of common stock of the Parent equal to such excess. The PFW will be exercisable at any after the Parent has obtained Shareholder Approval for such exercise. The PFW will have an exercise price of $0.00001 per share, but will be exercisable on a cashless basis. “Shareholder Approval” means the shareholder approval required by Nasdaq Rule 5635(a) prior to the conversion of the shares of preferred stock that constitute the Preferred Consideration or the exercise of the PFW, as applicable.

[1]	Based on a conversion price of $2.3245 per share, which is the 5 day VWAP prior to market close on June 10, 2026.

(b)	Amendment to Section 1.01(a)(v). Section 1.01(a)(v) of the Original Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“v. 5,000 shares of Preferred Stock as post-Closing earnout payment issued to the Key Management employees (to list the name of the persons) (the “Management Earnout”), subject to the Acquired Companies’ achievement of the applicable yearly earnout targets set forth on Annexure B hereto, which Earnout shall be payable as follows:

Year 1 (Fiscal Year 2026):

(a)	2,500 shares of Preferred Stock

Year 2 (Fiscal Year 2027):

(b)	2,500 shares of Preferred Stock”

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Original Share Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Original Share Purchase Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Original Share Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Share Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, that Original Share Purchase Agreement will mean and be a reference to the Original Share Purchase Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(b) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(c) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(d) This Amendment will be governed by the laws of the State of Delaware without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Amendment, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits within the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

N WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date by their respective officers thereunto duly authorized (as applicable).

Buyer:

Healthcare Triangle, Inc.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	CFO

Intermediary Seller:

Teyame AI LLC

By:	/s/ Tam Singh
Name:	Tam Singh
Title:	President and CEO

[Signature page to Amendment No. 1 to Share Purchase Agreement]